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                       Exhibit 99(c)4
MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

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                                                           NINE MONTHS ENDED SEPTEMBER 30

                                                                       1999
                                                              -----------------------
                                                      (In Thousands, Except Per Share Amounts)
Interest income:
   Loans, including fees                                             $20,105
   Investment securities:
     Taxable                                                             662
     Exempt from federal income taxes                                    536
   Mortgage-related securities                                         1,637
   Other                                                                 460
                                                              -------------------
Total interest income                                                 23,400

Interest expense:
   Deposits                                                            9,362
   Borrowings                                                            950
                                                              -------------------
Total interest expense                                                10,312

Net interest income                                                   13,088
Provision for loan losses                                                796
                                                              -------------------
Net interest income after provision for loan losses
                                                                      12,292

Noninterest income:
   Service charges on deposits                                           748
   Service charges on loans                                              321
   Net gain on securities sales                                            9
   Net gain on building sale                                             566
   Net gain on loan sales                                                 17
   Other                                                                 989
                                                              -------------------
                                                                       2,650
Noninterest expenses:
   Salaries and employee benefits                                      6,214
   Premises and equipment                                              1,648
   Data processing fees                                                  694
   Federal deposit insurance premiums                                     93
   Other                                                               2,053
                                                              -------------------
                                                                      10,702
                                                              -------------------
Income before income taxes                                             4,240
Income taxes                                                           1,383
                                                              -------------------
Net income                                                           $ 2,857
                                                              ===================
Basic earnings per share                                             $  1.38
                                                              ===================
Diluted earnings per share                                           $  1.34
                                                              ===================
Dividends per share                                                  $   .46
                                                              ===================
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